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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
KEMET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KEMET Corporation

Notice of
2008 Annual Meeting
of Stockholders
and
Proxy Statement

Meeting Date
July 30, 2008

Your vote is important.

Please mark, date and sign the enclosed proxy card and
promptly return it in the enclosed envelope.

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

June 25, 2008

Dear Stockholder:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders which will be held on Wednesday, July 30, 2008, at 11:00 a.m., local time, at the Westin Poinsett Hotel, 120 South Main Street, Greenville, South Carolina.

        The notice of meeting, proxy statement and proxy are included with this letter. The matters listed in the notice of meeting are more fully described in the proxy statement.

        It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

Frank G. Brandenberg Chairman of the Board of Directors

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2008 annual meeting of stockholders (the "Annual Meeting") of KEMET Corporation (the "Corporation") will be held on Wednesday, July 30, 2008, at 11:00 a.m., local time, at the Westin Poinsett Hotel, 120 South Main Street, Greenville, South Carolina, to consider and take action with respect to the following matters:

  1)
  The election of three directors, each for a three-year term or until his successor is duly elected and qualified.

  2)
  The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending March 31, 2009.

  3)
  To vote on one stockholder proposal.

  4)
  The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        Holders of record of the Corporation's Common Stock at the close of business on June 9, 2008, are entitled to receive notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on July 30, 2008.

        The Proxy Statement and Annual Report are available at http://www.kemet.com under "Investor Relations."

By order of the Board of Directors,

Michael W. Boone Secretary

June 25, 2008

Whether or not you plan to attend the meeting in person and regardless of the number of shares you own, please mark, sign and date the enclosed proxy and mail it promptly in the envelope provided to ensure that your shares will be represented. You may nevertheless vote in person if you attend the Annual Meeting. In addition, your proxy is revocable at any time before it is voted by written notice to the Secretary of the Corporation or by delivery of a later-dated proxy.

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

PROXY STATEMENT

2008 Annual Meeting of Stockholders
July 30, 2008

        This proxy statement is being furnished to the holders of common stock, par value $0.01 per share (the "Common Stock"), of KEMET Corporation (the "Corporation") in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the "Board of Directors" or "Board") for the 2008 annual meeting of stockholders (the "Annual Meeting") to be held on July 30, 2008, at the Westin Poinsett Hotel, 120 South Main Street, Greenville, South Carolina., and at any adjournments or postponements thereof.

        This proxy statement, the enclosed proxy and the Corporation's 2008 annual report to stockholders ("Annual Report") are being mailed on or about June 30, 2008 to holders of record of Common Stock at the close of business on June 9, 2008.

        When you sign and return the enclosed proxy, the individuals identified as proxies thereon will vote the shares represented by the proxy in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote the shares represented thereby FOR the election of the directors described herein, FOR the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending March 31, 2009, AGAINST the stockholder proposal to elect each director annually and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the recommendation of the Corporation's management.

        Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.

        Each outstanding share of Common Stock entitles the holder thereof to one vote. On June 9, 2008, the record date, there were 80,348,316 shares of Common Stock outstanding. The presence in person or by proxy of a majority of such shares of Common Stock shall constitute a quorum. Pursuant to Delaware law, abstentions are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Under Delaware law, broker "non-votes" are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

        A majority of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending March 31, 2009. If a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker "non-votes," if any, while present at the meeting are not entitled to vote for such matter and will have no effect on the outcome of the vote.

        The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to adopt the stockholder proposal set forth in this proxy statement. Please bear in mind that the adoption of the stockholder proposal included in this proxy statement at the Annual Meeting would serve only as a recommendation to the Board of Directors to take the action requested by the proponent. The affirmative vote of the holders of at least a majority in voting power of the outstanding shares of Common Stock at a future stockholders' meeting would be required in order to declassify the Board of Directors, as requested by the stockholder proposal. If a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes, if any, while present at the meeting are not entitled to vote for such matter and will have no effect on the outcome of the vote.

PROPOSAL TO ELECT THREE DIRECTORS

        The Corporation's Restated Certificate of Incorporation provides that the Board of Directors will consist of not more than nine nor fewer than three directors with the number of directors to be established by the Board of Directors by resolution. The Corporation currently has eight directors: Gurminder S. Bedi, Frank G. Brandenberg, Per-Olof Loof, E. Erwin Maddrey, II, Joseph D. Swann, Robert G. Paul, Wilfried Backes and Joseph V. Borruso.

        The Board of Directors is currently comprised of eight directors divided into three classes (Messrs. Brandenberg, Maddrey and Borruso 2008; Mr. Bedi, Dr. Backes and Mr. Loof 2009; and Mr. Paul and Mr. Swann 2010). The term of each class expires in different years. The nominees for election to the Board of Directors this year are Frank G. Brandenberg, E. Erwin Maddrey, II and Joseph V. Borruso, all of whom are currently directors of the Corporation, and each of whom has been nominated to serve for a three-year term or until his successor is duly elected and qualified. The Board of Directors expects the nominees named above to be available for election. In case the nominees are not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors.

        The directors will be elected at the Annual Meeting by a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy. There is no right to cumulative voting as to any matter, including the election of directors.

        The following sets forth information as to each continuing director and each nominee for director, including age, as of June 9, 2008, principal occupation and employment during the past five years, directorships in other companies and period of service as a director of the Corporation.

        The Board of Directors recommends a vote "FOR" the re-election of Messrs. Brandenberg, Maddrey and Borruso to the Board of Directors, each to serve for a three-year term or until his successor is duly elected and qualified.

Nominees for Board of Directors

        Frank G. Brandenberg, 61, Chairman and Director, was named such in October 2003. Before his retirement in 2003, Mr. Brandenberg was a Corporate Vice President and Sector President of Northrop Grumman Corporation. Prior to joining Northrop, he previously spent 28 years at Unisys where his last position was Corporate Vice President and President, Client/Server Systems, and then later served as the President and Chief Executive Officer of EA Industries, Inc. He received a Bachelor of Science degree in Industrial Engineering and a Masters of Science degree in Operations Research from Wayne State University and completed the Program for Management Development at the Harvard Business School.

        E. Erwin Maddrey, II, 67, Director, was named such in May 1992. Mr. Maddrey is President of Maddrey and Associates. Mr. Maddrey was President, Chief Executive Officer, and a Director of Delta Woodside Industries, a textile manufacturer, from 1984 through June 2000. Prior thereto, Mr. Maddrey served as President, Chief Operating Officer, and Director of Riegel Textile Corporation. Mr. Maddrey also serves on the board of directors for Blue Cross/Blue Shield of South Carolina and Delta Apparel Company.

        Joseph V. Borruso, 67, Director, was named such in March 2008. Mr. Borruso is currently the President of AOEM Consultants, LLC. He served as President and Chief Executive Officer of Hella North America, a manufacturer of automotive lighting and electronics from 1999 through his retirement in 2005. Prior thereto, Mr. Borruso served in various senior management positions, most recently as Executive Vice President of Sales, for the Bosch Automotive Group N.A. from 1983 to 1999.

Continuing Directors

        Gurminder S. Bedi, 60, Director, was named such in May 2006. Mr. Bedi served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served in a variety of other managerial positions at Ford for more than thirty years. He currently serves on the board of directors of Compuware Corporation. He earned a Bachelor of Science degree in Mechanical Engineering from George Washington University and a Masters of Business Administration degree from the University of Detroit.

        Per-Olof Loof, 57, Chief Executive Officer and Director, was named such in April 2005. Mr. Loof was previously the Managing Partner of QuanStar Group LLC, a management consulting firm. Prior thereto, he served as Chief Executive Officer of Sensormatic Electronics Corporation and in various management roles with Andersen Consulting, Digital Equipment Corporation, AT&T and NCR. Mr. Loof serves as a board member of Global Options Inc., and Devcon International Corporation. He received a "civilekonom examen" degree in economics and business administration from the Stockholm School of Economics.

        Wilfried Backes, 65, Director, was named such in March 2008. Dr. Backes served as Executive Vice President and Chief Financial Officer with EPCOS AG, a major public electronics company headquartered in Germany, from 2002 through his retirement in 2006. Dr. Backes previously served as Executive Vice President, Chief Financial Officer and Treasurer of Osram Sylvania, Inc. from 1992 to 2002. Prior to that time, Dr. Backes held various senior management positions with Siemens AG including the position of President and Chief Executive Officer of Siemens Components, Inc. from 1989 to 1992. He received Diplom-Volkswirt and Dr. rer. pol. Degrees from Rheinische Friedrich-Wilhelms-Universität in Bonn, Germany.

        Robert G. Paul, 66, Director, was named such in July 2006. Mr. Paul is the retired President of the Base Station Subsystems Unit of Andrew Corporation, a global designer, manufacturer, and supplier of communications equipment, services, and systems. From 1991 through July 2003, he was President and Chief Executive Officer of Allen Telecom Inc. which was acquired by Andrew Corporation during 2003. Mr. Paul joined Allen Telecom in 1970 where he built a career holding various positions of increasing responsibility including Chief Financial Officer. Mr. Paul also serves on the board of directors and audit committees for Rogers Corporation and Comtech Telecommunications Corp. He earned a Bachelor of Science degree in Mechanical Engineering from the University of Wisconsin-Madison and a Masters of Business Administration degree from Stanford University.

        Joseph D. Swann, 66, Director, was named such in October 2003. Mr. Swann is the former President of Rockwell Automation Power Systems and a former Senior Vice President of Rockwell Automation. Mr. Swann also serves on the board of directors for Velocys Corporation. He earned a Bachelor of Science degree in Ceramic Engineering from Clemson University and a Masters of Business Administration degree from Case Western Reserve University.

        There are no family relationships among the foregoing persons.

Information about the Board of Directors

        The Board of Directors held sixteen meetings (exclusive of committee meetings) during the preceding fiscal year. Each current director attended at least 75% of the number of meetings (that they were eligible to attend) held during the preceding fiscal year of the Board of Directors and all committees on which such director served. The Board of Directors has not adopted a formal policy with respect to directors' attendance at annual meetings of the Corporation. A total of seven of seven directors were in attendance at the 2007 Annual Meeting of Stockholders. In accordance with the Corporation's Corporate Governance Guidelines, Frank G. Brandenberg, as Chairman of the Board, presided over all regularly scheduled executive sessions of the non-management directors of the

Corporation. The Board of Directors has established the following committees, the functions and current members of which are noted below. All of the committees of the Board of Directors operate under charters, current copies of which can be found on our website. See "Additional Information" for directions on how to access current copies of each committee charter.

        Audit Committee.    The Audit Committee of the Board of Directors currently consists of the following independent, non-management directors: Mr. Maddrey (Chairman of the Audit Committee), Mr. Paul and Dr. Backes. Mr. Maddrey is KEMET's "audit committee financial expert" serving on the Audit Committee within the meaning of the Securities and Exchange Commission (the "SEC") rules and regulations; however, Mr. Paul and Dr. Backes each have prior financial statement experience. Mr. Maddrey has served on audit committees with other companies and Mr. Paul currently serves on the audit committees of Rogers Corporation and Comtech Telecommunications Corp. The Audit Committee, among other duties, employs the independent auditors, pre-approves all services performed by the independent auditors, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments and reviews services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors. The Audit Committee met six times during the preceding fiscal year. All members of the Audit Committee are independent as defined in the Securities Exchange Act of 1934, and the rules and regulations thereunder, as amended ("Exchange Act"), and the listing rules of the New York Stock Exchange.

        Compensation Committee.    The Compensation Committee of the Board of Directors currently consists of Messrs. Swann (Chairman of the Compensation Committee), Bedi, Paul and Borruso. All members of the Compensation Committee are independent within the meaning of the listing rules of the New York Stock Exchange. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants all options to purchase Common Stock of the Corporation. The Compensation Committee met six times during the preceding fiscal year.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee currently consists of Messrs. Bedi (Chairman of the Nominating and Corporate Governance Committee), Maddrey and Swann, all of whom are independent, as is defined in the listing rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee is authorized to review the Corporation's governance practices, including the composition of the Board, and to make recommendations to the Board concerning nominees for election as directors, including nominees recommended by shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation's Corporate Secretary in writing with whatever supporting material the shareholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Corporation's bylaws relating to shareholder nominations. The Nominating and Corporate Governance Committee met five times during the preceding fiscal year.

        Once the Nominating and Corporate Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines that additional consideration is warranted, it may engage a third-party search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against certain standards and qualifications. The Nominating and Corporate Governance Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Corporation's stockholders. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for diversity, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee determines the nominees who it will recommend to the Board.

        Director Independence.    The Board undertook its annual review of director independence in May 2008. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Corporation's senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

        As a result of this review, the Board affirmatively determined that all of the directors, including the Chairman, Frank G. Brandenberg, are independent of the Corporation and its management within the meaning of The New York Stock Exchange and SEC rules and regulations, with the exception of Mr. Per-Olof Loof, who is considered to be a non-independent director because he is a member of the Corporation's management.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee is or has been an officer or employee of the Corporation, and no executive officer of the Corporation served on the Compensation Committee or board of directors of any entity that employed any member of the Corporation's Compensation Committee or Board of Directors.

Compensation of Directors

        The compensation structure of the Board of Directors is as follows. The Chairman of the Board of Directors is paid an annual director's fee of $60,000. Each director (other than the Chairman and any director that is employed by the Corporation) is paid an annual director's fee of $35,000. In addition, all directors (other than any director that is employed by the Corporation) receive an annual grant of 2,500 shares of restricted stock of the Corporation. No director who is a full-time employee of the Corporation is paid an annual director's fee. The Chairman of the Audit Committee of the Board of Directors receives an annual retainer of $7,500, and each member of that Committee receives an annual retainer of $5,000. The Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $5,000, and each member of each of these Committees receives an annual retainer of $3,000. All directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Each director (other than any director that is employed by the Corporation) receives as additional compensation a fee of $1,500 per meeting for attendance at each meeting of the Board and for attendance at each meeting of a Committee of the Board.

Stockholder Communication with the Board of Directors

        Stockholders and other parties interested in communicating directly with the Chairman or with the non-management directors as a group may do so by writing to Chairman of the Board of Directors, KEMET Corporation, P.O. Box 5928, Greenville, South Carolina 29606.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, as amended, requires the Corporation's officers, directors and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

        Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from April 1, 2007 through March 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

Review, Approval or Ratification of Transactions with Related Persons

        Our directors and executive officers (and other employees) are expected to adhere to the Corporation's Code of Business Integrity and Ethics. Our Code of Business Integrity and Ethics is available free of charge on the Corporation's website at http://www.kemet.com under "Investor Relations" where you can click on the link to "Corporate Governance" and the "Code of Business Integrity and Ethics." In the event that any action arises or is proposed that would require a waiver of or a deviation from our Code of Business Integrity and Ethics, or in the event that any actual or potential conflict of interest arises involving any of our directors or executive officers, our policy requires that the matter be reported to the Corporation's management. In the event of such conflicts, the director(s) or officer(s) involved, if any, shall recuse themselves from any decision affecting their personal interests.

PROPOSAL TO RATIFY APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors, upon recommendation by the Audit Committee, has appointed KPMG LLP as independent registered public accounting firm to examine the financial statements of the Corporation for the fiscal year ending March 31, 2009 and to perform other appropriate accounting services.

        A proposal will be presented at the Annual Meeting to ratify the appointment of KPMG LLP as the Corporation's independent registered public accounting firm. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the meeting, other independent registered public accounting firms will be considered by the Board of Directors upon recommendation by the Audit Committee.

        The Board of Directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as the Corporation's independent registered public accounting firm for the fiscal year ending March 31, 2009.

EXECUTIVE OFFICERS

Executive Officers

        Per-Olof Loof, Chief Executive Officer and Director, was named such in April 2005. Mr. Loof was previously the Managing Partner of QuanStar Group LLC, a management consulting firm. Prior thereto, he served as Chief Executive Officer of Sensormatic Electronics Corporation and in various management roles with Andersen Consulting, Digital Equipment Corporation, AT&T and NCR. Mr. Loof serves as a board member of Global Options Inc., and Devcon International Corporation. He received a "civilekonom examen" degree in economics and business administration from the Stockholm School of Economics.

        David E. Gable, Executive Vice President and Chief Financial Officer, was named such in October 2007. Mr. Gable joined KEMET in 1998 in the position of Corporate Controller, and served in that capacity until he was appointed to the position of Vice President and Chief Financial Officer in September 2003, and was subsequently named Senior Vice President and Chief Financial Officer in June 2005. Prior to joining KEMET, Mr. Gable held numerous financial positions with Michelin North America. He has also had previous experience in public accounting and is a Certified Public Accountant. Mr. Gable received a Masters of Business Administration from Clemson University and a Bachelor of Science in Accounting and Mathematics from Anderson University.

        Conrado Hinojosa, Senior Vice President, Tantalum Business Group of the Corporation, was named such in October 2007. He joined KEMET in 1999 in the position of Plant Manager of the Monterrey 3 plant in Mexico. Mr. Hinojosa later served as the Operations Director for the Tantalum Division in Matamoros, Mexico, and was later named Vice President, Tantalum Business Group in June 2005. Prior to joining KEMET, Mr. Hinojosa held numerous manufacturing positions with IBM de Mexico and had previous experience with Kodak. Mr. Hinojosa received a Masters of Business Administration degree from Instituto Technologico de Estudios Superiores de Monterrey and a Bachelor of Science degree in Mechanical Engineering from Universidad Autonoma de Guadalajara.

        Larry C. McAdams, Vice President, Human Resources, joined UCC/KEMET in 1983. He previously served as the site Human Resources Manager at the Columbus, GA; Shelby, NC; and Fountain Inn, SC, plants. Since 1991, he has been assigned to the corporate HR staff, where he was appointed a Director in 1999, Senior Director in 2002, and Vice President in 2003. Mr. McAdams received a Bachelor of Arts in Political Science from Clemson University and attended the University of South Carolina School of Law.

        Daniel E. LaMorte, Vice President and Chief Information Officer, joined KEMET as such in May 2004. Prior to joining KEMET, Mr. LaMorte held numerous Information Technology positions with Keycorp, Elf Acquitaine, Fisher Scientific and U.S. Steel Corp. Mr. LaMorte had previously served as Vice President of Worldwide Marketing and Sales for Chemcut, a manufacturer of capital equipment and chemicals in the electronics industry. Prior to Keycorp, Mr. LaMorte served as Chief Information Officer at Submit Order, an E-commerce start-up in Columbus, Ohio. Mr. LaMorte holds a Bachelor of Science degree from the University of Pittsburgh and a Masters of Business Administration from Fairleigh Dickinson University.

SECURITY OWNERSHIP

        As of June 9, 2008, the Corporation's issued and outstanding Common Stock consisted of 80,348,316 shares of Common Stock. The following information with respect to the outstanding shares of Common Stock beneficially owned by each director and nominee for director of the Corporation, the Corporation's Chief Executive Officer, four other most highly compensated executive officers, the directors and executive officers as a group, and all beneficial owners of more than 5% of the Common Stock known to the Corporation is furnished as of June 9, 2008. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

Directors, Executive Officers and 5% Stockholders	Number of Shares	Percent of Class
Per-Olof Loof (1)(2)	314,618	*
David E. Gable (1)(3)	214,923	*
Conrado Hinojosa (1)(4)	114,011	*
Larry C. McAdams (1)(5)	158,564	*
Daniel E. LaMorte (1)(6)	87,478	*
E. Erwin Maddrey, II (1)	11,287	*
Joseph D. Swann (1)	7,287	*
Frank G. Brandenberg (1)	9,575	*
Gurminder S. Bedi (1)	5,000	*
Robert G. Pau1 (1)	11,000	*
Joseph V. Borruso (1)	1,100	*
Wilfried Backes (1)	0	*
All Directors and Executive Officers as a group (12 persons)	934,843	1.2
Dimensional Fund Advisors Inc. (7)	7,418,441	9.2
Sprucegrove Investment Management Ltd. (8)	5,255,016	6.5
Van den Berg Management Inc. (9)	8,408,036	10.5
LSV Asset Management (10)	4,231,600	5.3
Barclays Global Investors, N.A. (11)	4,550,521	5.7

*
Less than one percent.

(1)
The address of these individuals is c/o KEMET Corporation, P.O. Box 5928, Greenville, South Carolina 29606.

(2)
Includes a grant of restricted stock of 50,000 shares with a net share settlement of 12,500 shares deducted by the Corporation to satisfy Federal withholding tax obligations.

(3)
The amount shown includes 195,000 shares subject to currently exercisable options. Includes a grant of restricted stock of 18,146 shares with a net share settlement of 4,537 shares deducted by the Corporation to satisfy Federal withholding tax obligations.

(4)
The amount shown includes 107,500 shares subject to currently exercisable options. Includes a grant of restricted stock of 8,682 shares with a net share settlement of 2,171 shares deducted by the Corporation to satisfy Federal withholding tax obligations.

(5)
The amount shown includes 135,000 shares subject to currently exercisable options. Includes a grant of restricted stock of 9,680 shares with a net share settlement of 2,420 shares deducted by the Corporation to satisfy Federal withholding tax obligations.

(6)
The amount shown includes 70,000 shares subject to currently exercisable options. Includes a grant of restricted stock of 8,638 shares with a net share settlement of 2,160 shares deducted by the Corporation to satisfy Federal withholding tax obligations.

(7)
The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(8)
The address of Sprucegrove Investment Management Ltd. is 181 University Avenue, Suite 1300, Toronto, Ontario, Canada M5H 3M7.

(9)
The address of Van den Berg Management Inc. is 805 Las Cimas Parkway, Suite 430, Austin, Texas 78746.

(10)
The address of LSV Asset Management is 1 North Wacker Drive, Suite 400, Chicago, Illinois 60606.

(11)
The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

        The Compensation Committee of the Board of Directors (for purposes of this analysis, the "Committee") has responsibility for establishing, implementing and continually monitoring adherence with the Corporation's compensation philosophy. The Committee ensures that the total compensation paid to the Corporation's executive officers is fair, reasonable and competitive.

        Throughout this proxy statement, we refer to the individuals who served as the Corporation's Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") during fiscal year 2008, as well as the other individuals included in the Summary Compensation Table as the Corporation's "named executive officers."

Compensation Program Philosophy and Objectives

        The Corporation's executive compensation program focuses on closely aligning compensation paid to our executive officers with the performance of the Corporation on both a short-term and long-term basis, and to assist the Corporation in attracting and retaining the talent needed for the current and future success of the Corporation. The Corporation's compensation objectives are to provide all employees with base salaries and benefits that are commensurate with the job position, internally equitable and externally competitive within the markets the Corporation competes for talent, including the electronics industry and the local communities in which the Corporation resides. With respect to incentive compensation, the Corporation's objective is to tie this variable compensation to the achievement of the organization's market and financial success. The Corporation's compensation program strives to:

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  Support the financial objectives of the Corporation.

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  Attract and retain the talent and skill level needed to grow the Corporation with a focus on international presence.

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  Allow flexibility in design and administration to support the ever-changing electronics industry.

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  Provide an externally competitive compensation structure for positions of similar skill, responsibilities, and geographic location.

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  Provide a structure that is internally fair and equitable for the skills and knowledge required to perform each individual role.

What the Compensation Program Is Designed to Reward

        The Corporation's compensation program is designed to align compensation with individual, team and/or organizational performance. The Committee believes that the total compensation program for executive officers is focused on increasing values for stockholders and enhancing corporate performance. In particular, the Committee feels that providing a proportion of compensation in the form of an annual cash bonus based on achieving certain targets based on the annual business budget will enhance corporate performance. Individual performance is evaluated, and "pay for performance" governs all base salary increases. The Committee believes that executives' incentives are aligned with stockholder value creation by tying the compensation of executive officers to stock appreciation through annual and long-term stock incentives.

How the Corporation Structures an Executive's Total Compensation

Role of the Committee and Executive Officers

        The Committee currently consists of Messrs. Swann (Chairman of the Committee), Bedi, Paul and Borruso. All members of the Committee are independent within the meaning of the listing rules of the New York Stock Exchange. The Committee approves all compensation and awards to our named executive officers. The Committee reviews and approves annually the CEO's base salary, bonus range, long-term awards, corporate goals and objectives relevant to the CEO's incentive compensation, and recommends to the Board of Directors the CEO's actual incentive compensation based on his achievement against those goals and objectives. The Committee reviews and makes recommendations to the Board of Directors regarding the compensation of all other named executive officers and key employees, with advice from and consultation with an outside advisor, where it deems appropriate, and grants all options to purchase Common Stock of the Corporation. The Committee also reviews and recommends to the Board of Directors the compensation structure for the non-executive members of the Board of Directors. The Committee met six times during fiscal year 2008.

        All compensation related matters of the Corporation's officers, and any non-officer who is a direct report of the CEO, are first reviewed and approved by the CEO and the Vice President, Human Resources prior to submission to the Committee for final approval, except for review of compensation matters for their respective individual positions. Such compensation matters include job offers, promotions, annual merit increases, adjustments to base salary, allowances, short-term and long-term incentive income, bonuses, stock option grants, restricted stock grants, benefits provided only to highly compensated employees and separation agreements.

Outside Advisors and Peer Group Analyses

        The Committee has retained the firm of Findley Davies, Inc. ("Findley Davies") since 2003 to examine the total cash and equity components of the compensation package that the Corporation provides to its named executive officers and non-employee directors to determine if such compensation is competitive. The role of Findley Davies is to provide independent, third-party advice and expertise with respect to executive compensation issues. In fiscal year 2008, Findley Davies examined nationwide surveys in areas where the Corporation competes for executive talent to compare the base salaries, annual incentives and bonuses, and long-term incentive and equity to those of similarly sized companies. Additionally, Findley Davies provided the Committee with the same type of analysis as is used by specific peer organizations using published and publicly available proxy data. The Committee used this data to make adjustments to executive compensation to achieve the Corporation's overall goals. The Committee has also retained the firm of Hay Group, Inc. (the "Hay Group") since 1992 for various compensation related matters including U.S. salary range data, marketplace compensation data and competitiveness analysis. As previously announced, David E. Gable, Executive Vice President and Chief Financial Officer, has announced his resignation from the Corporation, but has agreed to remain with the Corporation until the Corporation's search for a new candidate has concluded. The Corporation has engaged the firm of Robert Gariano & Associates to conduct a search for a new chief financial officer. The Corporation has directed this firm to identify candidates using the following criteria in connection with this search: (i) U.S. public company experience with a company with a minimum revenue size of $300 million, and (ii) international experience with a manufacturing company.

        Findley Davies examined the total compensation of the named executive officers as compared against the survey and peer groups. As noted above, total compensation includes (i) base salary, (ii) annual or short-term incentives and bonuses and (iii) long-term incentives both cash-based and equity-based. In making compensation decisions with respect to staff salaries, the Committee maintains a standard pay range structure based on an external market analysis of benchmark positions provided by Findley Davies. Pay ranges are reviewed periodically and adjustments made, as needed and within financial capabilities of the Corporation, based on the market movement of the benchmark positions.

        The Corporation seeks to provide compensation that is in the competitive range of compensation observed in the marketplace. The Committee regularly reviews the compensation practices at companies with which the Corporation competes for talent, including businesses engaged in activities similar to those of the Corporation, specifically electronic component distributors, durable goods manufacturers and EMS manufacturers. For example, in fiscal year 2008, to assess the competitiveness of our named executive officers' compensation, the Committee reviewed market data provided by Findley Davies from the most recent proxy statement for each of the following peer organizations:

• Amphenol Corporation	• Methode Electronics Inc.
• AVX Corporation	• Molex Inc.
• Baldor Electric Co.	• Park Electrochemical Corporation
• C&D Technologies Inc.	• Spectrum Control Inc.
• CTS Corporation	• TB Woods Corporation
• EPCOS AG	• Thomas & Betts Corporation
• Fairchild Semiconductor International Inc.	• JDS Uniphase Corporation /CA/
• Greatbatch, Inc.	• Vishay Intertechnology Inc.
• International Rectifier Corporation	• MEMC Electronic Materials Inc.

Other Factors

        Other factors considered when making individual executive compensation decisions include individual performance and objective performance, skill required to meet position specifications and the Corporation's need for a flexible and adaptable workforce. Variable (incentive) compensation rewards may be team or individual performance based. Award criteria are statistically measurable and directly tied to the Corporation's business and strategic plan. All compensation components reflect the Corporation's international focus and provide for country national, third country national and expatriate compensation considerations.

Total Compensation

        The Committee's goal is to award compensation that is reasonable and consistent with the Corporation's philosophy and objectives regarding executive compensation when all elements of potential compensation are considered. In making decisions with respect to any element of a named executive officer's compensation, the Committee considers the total compensation that may be awarded to the officer, including the following principal components, each of which is discussed in more detail below:

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  annual base salary;

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  annual incentive bonus, the amount of which is dependent on individual, group and Corporation performance during the prior fiscal year;

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  long-term incentive compensation, currently in the form of restricted stock units and performance awards;

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  retirement and other benefits; and

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  perquisites and other personal benefits.

        In reviewing each component of compensation and the total reward package, the Committee uses data provided by its outside advisor to review not only the level of compensation provided by the Corporation and its competition, but also the mix of compensation. The mix of compensation refers to the percentage of compensation which is allocated to each component of compensation. This allows the Committee another means of assessing the competitiveness and structure of executive compensation and ensures that the philosophies and objectives of the Corporation are being achieved.

Elements of Compensation, Why the Corporation Chooses to Pay Each Element and the Corporation's 2008 Practices

Base Salary (Fixed Compensation)

        The Corporation provides named executive officers with an annual base salary, taking into account an evaluation of positions based on the external market value, skills and responsibilities of a specific position. Each position is compared with similar positions within the Corporation and their market value to arrive at its relative ranking and value within the organization. The Corporation maintains a standard pay range structure based on an external market analysis of benchmark positions. Pay ranges are reviewed at least annually and adjustments made, as needed and within financial capabilities, based on the market movement of benchmark positions.

        Individuals can move upwards through their pay ranges based on individual performance, skill development and/or exhibited competencies needed for the position. Internal performance reviews are performed each year on all employees and are a factor in determining increases in compensation. Base pay may also be adjusted based on external market conditions or for promotions to positions of greater responsibility. Base pay increases are managed in a fiscally responsible manner and are not guaranteed.

        Fiscal Year 2008 Decisions.    Among the named executive officers, with the exception of our CEO, Mr. Loof, none are employed pursuant to employee agreements. Mr. Loof's employment agreement is described under "Employment Agreements" below. During fiscal year 2008 our CEO's compensation package was modified by the Committee as described below in the narrative accompanying the Summary Compensation Table. In addition, our other named executive officers had their annual base salaries modified as follows: Mr. Gable (from $270,300 to $286,500 with a subsequent adjustment to $350,000), Mr. McAdams (from $216,300 to $225,000), Mr. Hinojosa (from $194,000 to $203,700 with a subsequent adjustment to $250,000) and Mr. LaMorte (from $193,000 to $202,700).

Employment Agreements

        The Corporation and Mr. Loof entered into an employment agreement on July 24, 2007, (the "Agreement"), setting forth the terms of his employment as CEO. Unless earlier terminated in accordance with the provisions thereof, the term of the Agreement is from July 24, 2007 (the "Effective Date") until March 31, 2011 (such period of time is referred to as the "Term of the Agreement"). In addition to what is outlined below, the Agreement also restated certain elements of Mr. Loof's compensation package from his previous employment letter entered into at the time of Mr. Loof's hiring.

        Mr. Loof's annual base salary is $585,000 or such higher rate as the Board may determine from time to time. Mr. Loof is eligible to participate in all of the Corporation's employee benefit programs for which senior executive employees of the Corporation and its subsidiaries are generally eligible, including health, life, retirement and disability, described under "Benefits and Perquisites." Mr. Loof is also entitled to a monthly car allowance of $2,750, an annual financial planning allowance of $2,500 and reimbursement for the cost of a country club membership.

        Mr. Loof is entitled to participate in the Corporation's short-term and long-term incentive compensation plans.

        Mr. Loof is also entitled to participate in the Corporation's 2004 Long Term Incentive Plan, under which he will be granted an award of 100,000 restricted shares of Common Stock on March 31, 2011, if either the Agreement is continued for one year or a replacement CEO is in place. The Agreement also removed the condition that required a Board approved CEO successor to be in place in order to effect the grant of 50,000 shares of restricted common stock of the Corporation that were granted on April 10, 2008.

        The Agreement will terminate (i) immediately upon Mr. Loof's resignation, death or disability or (ii) upon notice of termination by the Corporation at any time, with or without "cause" (as defined in the Agreement). Upon any termination by the Corporation of Mr. Loof's employment without "cause" or upon Mr. Loof's resignation with "good reason" (as defined in the Agreement) during the term of the Agreement, Mr. Loof will be entitled to receive severance payments upon specified conditions in the Agreement. Such severance payments will be equal to his base salary and target bonus for the period from the date of termination to the later of (x) March 31, 2011 or (y) two years from the date of termination.

        In the event of Mr. Loof's disability or death, Mr. Loof or his heirs, as applicable, will be entitled to receive only his base salary through the date of such event and any annual bonus for a completed fiscal year that has not yet been paid.

        If Mr. Loof is terminated by the Corporation for "cause" or is terminated upon Mr. Loof's resignation (other than for "good reason"), Mr. Loof will be entitled to receive only his base salary through the date of termination and will not be entitled to receive any other salary, compensation or benefits from the Corporation or its subsidiaries, except as otherwise specifically provided for under the Corporation's employee benefit plans or as otherwise expressly required by applicable law.

        The Agreement also contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Mr. Loof's employment and for a minimum of twelve months after any termination thereof.

        Mr. Loof is also entitled to a gross-up for any taxes that may be assessed to him as a result of the operation of Section 280G ("Section 280G") of the Internal Revenue Code of 1986, as amended (the "Code").

Annual Bonus Incentives for Named Executive Officers

        Purpose.    The purpose of the Corporation's Executive Bonus Plan (the "EBP"), which was approved by the Corporation's stockholders at the 1996 Annual Meeting, is to attract and retain high quality executives, officers and employees and provide further incentives to such executives and employees to maximize the Corporation's annual operating performance and thereby increase long-term shareholder value. The goal of the EBP is to provide financial recognition for employees who have had a particularly significant impact on the results of the Corporation because of sustained high performance by the person, or as a result of one or more significant achievements.

        The EBP is administered by the Committee and provides for annual cash bonuses that are tied to individual, team and/or organizational performance. Cash bonuses are calculated based on the Corporation's performance (weighted at 100% of the Corporation's performance for the CEO and weighted at 80% of the performance reward for all other named executives) and individual performance for all other named executive officers (weighted at 20% of the performance reward). The Corporation performance standards are established by the Committee, and the individual performance standards are established by the CEO. The Corporation encourages such variable compensation as the preferred vehicle for performance rewards.

        Bonus awards must be for rational business reasons and approved by the Committee, and must support the Corporation's core values and business objectives, accomplish desired performance/business results and be financially affordable with rewards funded through increased productivity, revenues, and/or decreased cost.

        The EBP provides guidelines for the calculation of annual non-equity incentive based compensation, subject to Committee oversight and modification. In the first fiscal quarter of each year, management recommends to the Committee which employees shall be selected to participate in the EBP for that year and the Committee in its sole discretion designates the group of employees eligible to participate in the EBP for that year.

        The EBP includes various incentive levels, recommended by management, which are based on the participant's accountability and impact on Corporation operations, with target award opportunities that are established as a percentage of base salary. These targets range from 0% of base salary to 200% of base salary for the CEO, from 0% to 120% for the Corporation's Executive Vice President and Chief Financial Officer, from 0% to 100% for the Corporation's Senior Vice President, Tantalum Business Group, and from 0% to 80% for the Corporation's Vice President, Human Resources and the Corporation's Vice President and Chief Information Officer.

        If during the fiscal year external changes or other unanticipated business conditions materially affect the fairness of the corporate financial objectives of the EBP, the Committee will determine appropriate increases or decreases to the corporate financial objectives for such fiscal year.

        Within 90 days after completion of the fiscal year, the Committee reviews the performance of the Corporation as presented by the Corporation's management for each corporate financial objective of the EBP comparing the actual fiscal year results to the pre-determined minimum, target and maximum levels for each objective and an overall percentage amount for the corporate financial objectives is calculated, which is then applied to the various incentive levels to determine each participant's bonus award for that fiscal year. Payments of awards are paid in cash in a lump sum.

        Fiscal Year 2008 Decisions.    For fiscal year 2008, our CEO Mr. Loof's maximum bonus payable was two times his annual base salary (a maximum bonus of $1.170 million). Based on the financial performance of the Corporation in fiscal year 2008, Mr. Loof voluntarily forfeited his annual bonus of $117,000 earned during the fiscal year ended March 31, 2008.

        Generally, the Committee sets the target level for corporate financial objectives for the CEO at 100% achievement of certain strategic and operating objectives, and a combination of certain other operating objectives for the other named executive officers. Minimum and maximum earnings per share objectives are set somewhat below or above the target level and are a multiple of the base salary of each named executive officer as follows: a range of 0.0 to 2.0x for the CEO, a range of 0.0 to 1.2x for the Executive Vice President and Chief Financial Officer, a range of 0.0 to 1.0x for each the Senior Vice President, Tantalum Business Group, and a range of 0.0 to 0.8x for the Vice President, Human Resources and for the Vice President and Chief Information Officer. In setting these levels, the Committee takes into account the market data provided by the consultants and the CEO's interpretation of the respective level of each named executive officer's individual performance, with the Committee making the ultimate decision regarding the target levels. The CEO's bonus target level is based purely on performance of the Corporation.

        Three of the four remaining named executive officers, Messrs. Gable, McAdams and LaMorte, earned an annual bonus for the fiscal year ending March 31, 2008. Based on the financial performance of the Corporation in fiscal year 2008, each of these three named executive officers voluntarily forfeited his annual bonus (in the amounts of $42,000, $18,000, and $16,216, respectively).

Long-term Incentive Compensation

        Purpose.    The long-term incentive program provides a periodic award (typically annual) that is performance-based. The objective of the program is to provide executives of the Corporation with significant additional incentive to promote the financial success of the Corporation and to attract talented leadership. Historically, stock option grants have been made in the fall of each year. However, an accelerated stock option grant was made in June 2005 for the named executive officers and certain other executive officers. This accelerated stock option grant was made as a transition to a performance based long-term incentive plan and was in lieu of the stock option grants which would have been made in the fall of 2005 and the fall of 2006. The current long-term incentive plan for the named executive officers and certain other executive officers now utilizes restricted stock units rather than stock options.

        1992 Key Employee Stock Option Plan.    The 1992 Key Employee Stock Option Plan (the "1992 Option Plan") calls for stock options to be granted with exercise prices of not less than fair market value of the Corporation's stock on the date of grant, provided that if an option is granted to a person who owns, on the grant date, stock possessing more than 10% of the total combined voting power of all classes of the Corporation's stock, such options may only be granted with exercises prices of not less than 110% of the fair market value of the Corporation's stock on the date of grant. The stock options granted under the 1992 Option Plan generally cliff vest in either one or two years, based on continued employment, with the exception that upon a change of control all options become immediately vested and exercisable. All options granted must be exercised within 10 years after the grant date. Exercise rights cease upon the expiration date of the option or the termination date of the holder, except that if the termination is without cause and the option is currently exercisable at the time of termination, such holder has the right to exercise such option for 90 days after the date of termination. In the event of a death or permanent disability, the right to exercise all unexpired installments of an option are accelerated and accrued as of the date of such departure and the option will be exercisable for 90 days after such date. If there is any change in the stock subject to an option or in the corporate structure of the Corporation, through stock dividend, stock split, combination, share exchange, merger or consolidation, or any similar occurrence, the terms of an option (including, without limitation, the number and kind of shares subject to the option and the exercise price) may be adjusted by the Committee, which shall be effective upon approval by the Board of Directors.

        Executive Stock Option Plan.    The 1995 Executive Stock Option Plan (the "1995 Option Plan") provides for option grants on substantially identical terms as the 1992 Option Plan. However, under the 1995 Option Plan, no option granted to any person subject to, or who becomes subject to, Section 16 of the Securities Exchange Act of 1934, as amended, shall become exercisable within six months of the applicable grant date, except in the case of death or permanent disability of the holder. In addition, and subject to certain restrictions, any person holding options granted under the 1995 Option Plan at the time of their retirement shall have the right to exercise such options for three years after their date of retirement.

        2004 Long-Term Equity Incentive Plan.    The 2004 Long-Term Incentive Plan is administered by the Committee, which has the right to, among other things, determine who may participate and determine the form and substance of grants made under the 2004 Long-Term Incentive Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made. A performance-based two-year long-term incentive plan was established pursuant to the 2004 Long-Term Incentive Plan for the fiscal year 2008-fiscal year 2009 period. Participants will be awarded a number of vested shares of restricted stock based upon the Corporation's performance with respect to two performance measures: (x) earnings per share and (y) stock market price growth of the Corporation's stock compared to an index comprised of companies in similar or complementary industries to the Corporation, as detailed in the list above of companies included in the peer group. For ten of the thirty participants in the fiscal year 2008-fiscal year 2009 plan (which includes each of the named executive officers), these performance awards will vest and become payable if a change in control of the Corporation occurs prior to the end of fiscal year 2009, at a level of payout equal to the greater of (i) the target amount payable and (ii) the amount payable based upon the actual performance of the Corporation through the date of the change in control. Subject to certain adjustments, an aggregate of

4,000,000 shares of the Corporation's stock may be issued pursuant to the 2004 Long-Term Incentive Plan. As of March 31, 2008, 525,926 shares of Common Stock were available for grant under the 2004 Long-Term Incentive Plan.

        Stock Options.    The Committee may from time to time grant to eligible participants incentive stock options, non-qualified stock options, stock appreciation rights ("SARs") (as discussed below) or any combination thereof; provided that the Committee may grant incentive stock options only to eligible employees of the Corporation (as defined for this purpose in Section 424(f) of the Internal Revenue Code (the "Code")). In any one calendar year, the Committee shall not grant to any one participant options or SARs to purchase a number of shares of Common Stock in excess of 10% of the total number of shares authorized under the 2004 Long-Term Incentive Plan. In connection with the hiring of Mr. Loof as Chief Executive Officer in 2005, this 10% limit was modified by the Board of Directors.

        Exercise Price.    The exercise price of each option shall be established by the Committee, except that in the case of the grant of any incentive stock option, the exercise price may not be less than 100% of the fair market value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Corporation, the exercise price may not be less than 110% of the fair market value of a share of Common Stock as of the date of grant of the option.

        Term of Options.    Options issued under the 2004 Long-Term Incentive Plan cliff vest in one or two years and expire ten years from the grant date. No incentive stock option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Corporation or any of its subsidiaries shall be exercisable more than five years from the date it is granted.

        Stock Appreciation Rights.    No SAR may be exercised unless the fair market value of a share of the Corporation's stock on the date of exercise exceeds the exercise price of the SAR or, in the case of SARs granted in tandem with options, any options to which the SARs correspond. Prior to the exercise of the SAR and delivery of the cash and/or shares represented thereby, the participant shall have no rights as a stockholder with respect to shares covered by such outstanding SAR (including any dividend or voting rights).

        SARs granted in tandem with options shall be exercisable only when, to the extent and on the conditions that any related option is exercisable. The exercise of an option shall result in an immediate forfeiture of any related SAR to the extent the option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related option to the extent the SAR is exercised.

        Upon the exercise of a SAR, the participant shall be entitled to a distribution in an amount equal to the difference between the fair market value of a share of stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with options, any option to which the SAR is related, multiplied by the number of shares as to which the SAR is exercised. All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with options, any related option, so long as the fair market value on a share of stock on that date exceeds the exercise price of the SAR or any related option, as applicable. A SAR granted in tandem with options shall expire at the same time as any related option expires and shall be transferable only when, and under the same conditions as, any related option is transferable.

        The Corporation has not issued any SARs and does not currently anticipate issuing SARs in the foreseeable future.

        Termination; Forfeiture.    If a named executive officer ceases employment with the Corporation due to death or disability, all of the participant's options and SARs shall become fully vested and exercisable and shall remain so for a period of 90 days from the date of such death or disability, but in no event after the expiration date of the options or SARs; provided that in the event of a disability, the participant does not engage in competition during such 90-day period unless he or she received written consent to do so from the Board of Directors or the Committee. In the event that a named executive officer retires from the Corporation, all of the participant's vested options and SARs shall remain exercisable for a period of three (3) years from the date of retirement or until the options and SARs expire, whichever date occurs first.

        If a named executive officer is terminated for cause, all of the participant's options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable. If employment is terminated by reason other than death, disability, retirement or cause, (A) all of the participant's options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in competition during such 90-day period unless he or she receives written consent to do so from the Board of Directors or the Committee, and (B) all of the participant's options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

        Restricted Stock.    The Committee may at any time grant shares of restricted stock under the 2004 Long-Term Incentive Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee), and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares that are part of the grant.

        The participant will be required to pay the Corporation the aggregate par value of any shares of restricted stock within ten days of the date of grant, unless such shares of restricted stock are treasury shares. Except as otherwise provided by the Committee, immediately prior to a change in control or at such time as a named executive officer ceases employment due to death, disability or retirement during any period of restriction, all restrictions on shares granted to such participant shall lapse. At such time as a named executive officer ceases employment, except for cause, all shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Corporation. In the event the restriction has lapsed, then the named executive officer may retain the shares of restricted stock and sell them at any time following ninety (90) days from the date of termination.

        Performance Awards.    Performance awards may be granted to participants at any time as determined by the Committee. The Committee shall have complete discretion in determining the size and composition of performance awards granted to a participant and the appropriate period over which performance is to be measured (a "performance cycle"). Performance awards may include (i) specific dollar-value target awards, (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance shares, the value of each such share being equal to the fair market value of a share of Common Stock. The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee.

        The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time, including, without limitation, the performance of the participant, the Corporation or its subsidiaries or divisions or any combination of the foregoing. During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable.

        The Committee shall determine the portion of each performance award that is earned by a participant on the basis of the Corporation's performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in shares, cash, other company securities, or any combination thereof, as the Committee may determine.

        A participant must be employed by the Corporation at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, that except as otherwise determined by the Committee, if a participant ceases employment upon his or her death, retirement, or disability prior to the end of the performance cycle, the participant shall earn a proportionate portion of the performance award based upon the elapsed portion of the performance cycle and the Corporation's performance over that portion of such cycle.

        Change in Control.    With the exception of the CEO, if a named executive officer is terminated within one year after a change in control of the Corporation, all of the participant's options and SARs shall become fully vested and exercisable upon such termination and shall remain so for up to one year after the date of termination, but in no event after the expiration date of the options or SARs. In addition, the Committee has authority to grant options that become fully vested and exercisable automatically upon a change in control, whether or not the grantee is subsequently terminated.

        Fiscal Year 2008 Decisions.    In fiscal year 2008, the Committee awarded performance units to the named executive officers pursuant to the 2004 Long-Term Incentive Plan described above, resulting in the awards identified in the Summary Compensation Table. In determining the annual grants of long-term incentive awards, the Committee considered the factors described above.

        2008 Awards to Chief Executive Officer.    Under the 2004 Long-Term Incentive Plan, Mr. Loof generally has the potential to receive an award of up to 100% of his annual base salary (the "Target Award"), which is subject to a multiplier equal to 2.0 times the Target Award, in each case if the target financial metrics are met or are exceeded by defined parameters. (The maximum award payable for the two-year period (fiscal year 2007 and fiscal year 2008) is, therefore, 2.0 times Mr. Loof's annual base salary.) Unless certain minimum performance standards are met, there is no award payable under this plan.

        2008 Awards to Other Named Executive Officers.    The other named executive officers generally have the potential to receive an award of from 50% to 100% (depending on the level of the named executive officer) of his annual base salary (the "Executive Officer Target Award"), which is subject to a multiplier equal to 0.75, 1.125 or 1.5 times the Executive Officer Target Award (depending on the level of the named executive officer), in each case if the target financial metrics are met or are exceeded by defined parameters. (The maximum award payable for the two year period (fiscal year 2008 and fiscal year 2009) is, therefore, 0.75, 1.125 or 1.5 times the named executive officers' annual base salary.) Unless certain minimum performance standards are met, there is no award payable under this plan.

        In the event that the stock market price of the Corporation is below $8.03 per share, but still meets the defined parameters, then that portion of the award measured against the index stock market price is capped at the Target Award or Executive Officer Target Award, as applicable. The award, if earned, will be payable in shares of restricted stock of the Corporation. The long-term incentive plan also includes a provision that will allow a portion of the award to be retained by the Corporation, with the Corporation using such amount to pay all tax liabilities incurred by the named executive officer in connection with his earning the award.

        In 2005 the Corporation's executive management team was provided a stock option grant for a two-year period (fiscal year 2006 and fiscal year 2007). Because Mr. Loof did not participate in this grant, the Committee determined that it was appropriate to provide Mr. Loof with a one year incentive opportunity to more closely align the elements of his compensation package with those of the executive management team. Accordingly, a grant of up to 50,000 shares of restricted stock for the achievement of certain non-quantitative achievements during fiscal year 2007 was included in Mr. Loof's fiscal year 2007 compensation package. Those shares of restricted stock were granted on April 10, 2008. Restricted stock granted to the CEO vests immediately, but cannot be exercised while Mr. Loof is employed by the Corporation. The weighted-average contractual term on restricted stock is indefinite. The Corporation records the value of the stock grant by multiplying the shares granted by the grant price (set on the day in which the grant is made). This amount is recorded as compensation expense during the vesting period.

        Stock Ownership Guidelines.    To directly align the interests of the named executive officers and directors with the interests of the stockholders, the Committee established guidelines stipulating whereby each named executive officer and director should maintain a minimum ownership interest in the Corporation. The amount to be retained varies depending upon the named executive officer's position. The CEO is to own and retain a minimum number of shares totaling in value five times his annual base salary while all other named executive officers are to own and retain a minimum number of shares totaling in value no less than three times his base salary (in the case of Mr. Gable and Mr. Hinojosa) and one times his base salary (in the case of Mr. McAdams and Mr. LaMorte). Non-management directors are to own and retain a minimum number of shares totaling in value three times their annual retainer. The time period during which such minimum number of shares is to be acquired and retained is five (5) years from the later of (i) April 1, 2006 or (ii) the year in which such executive officer or director was hired or retained.

        As persons with access to material non-public information regarding the Corporation, our named executive officers like all of our employees and directors are restricted in their ability to trade our securities in accordance with applicable law and the guidelines contained in our code of business ethics, which is available at www.kemet.com.

Benefits and Perquisites

        The Corporation provides named executive officers with perquisites and other personal benefits that the Corporation and the Committee believe are reasonable and consistent with the overall executive compensation program to better enable the Corporation to attract and retain superior employees for key positions. The Committee periodically reviews the level of perquisites and other personal benefits provided to named executive officers. With the primary exception of club memberships, named executive officers receive perquisites and benefits that are substantially the same as those offered to other officers of the Corporation. The primary perquisites for the named executive officers are club memberships, financial planning services and car allowances.

        Named executive officers participate in our other benefit plans on the same terms as other employees. These plans include medical, vision and dental insurance, life and disability insurance, and flexible spending accounts relating to health care. The named executive officers also participate in the Corporation's 401(k) retirement savings plan, which is discussed below under "Severance, Retirement and Change in Control Benefits." In addition, the named executive officers are eligible to participate in a supplemental long-term disability payment plan (which is designed to bridge the shortfall between 60% of their base salary and their actual base salary). Three of our named executive officers (Messrs. Gable, Hinojosa, McAdams and LaMorte) have also each received a life insurance policy in the amount of $1.0 million. For additional information on the benefits and/or perquisites available to named executive officers, see the text following the Summary Compensation Table, the All Other Compensation Table and the Perquisites Table below.

Severance, Retirement and Change in Control Benefits

        On April 16, 2007, the Corporation entered into Change in Control Severance Compensation Agreements (the "Change in Control Severance Agreements") with the named executive officers and certain other officers and key employees. The Change in Control Severance Agreements are scheduled to expire in July 2008. Pursuant to these agreements, the named executive officers are entitled to severance benefits in the event their employment with the Corporation is terminated under certain circumstances following a change in control, as well as accelerated vesting of performance awards granted under the 2004 Long-Term Equity Incentive Plan and a "gross-up" for any excise tax imposed by operation of Code Section 4999 on amounts that constitute "excess parachute payments" under Code Section 280G. Pursuant to Confidential Separation Agreements between the Corporation and Messrs. Vogt and Gable, the Change in Control Severance Agreements between the Corporation and those two named executive officers have been terminated. Pursuant to the terms of the Change in Control Severance Agreement between the Corporation and Mr. Constantine, the agreement terminated upon Mr. Constantine's retirement in October 2007.

        Such Change in Control Severance Agreements were a result of a determination by the Board of Directors that it was important and in the best interests of the Corporation and its shareholders to ensure that, in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control.

        Under the Change in Control Severance Agreements between the Corporation and Messrs. Loof and McAdams, each is entitled to receive an amount equal to thirty-six times the sum of (a) monthly base salary and (b) the monthly amount of the annual target incentive bonus due each such officer following termination after a Change in Control (as defined in the Change in Control Severance Agreements). Messrs. Hinojosa and LaMorte are each entitled to receive twenty-four times the sum of (a) monthly base salary and (b) the monthly amount of the annual target incentive bonus due each named executive officer following termination after a Change in Control. In addition, under the Change in Control Severance Agreements, the Company is obligated to do the following: maintain all life insurance, medical plans and programs in which the named executive officers participate for a period of eighteen months following the date of termination or until such time as the executive officer first becomes eligible for the same type of coverage under another employer's plan, whichever is earlier; pay all reasonable legal fees and expenses incurred by each such named executive officer as a result of his termination; and pay the costs of reasonable outplacement services, up to a maximum of $15,000, until each such named executive officer is employed on a full-time basis. Messrs. Loof, McAdams, Hinojosa and LaMorte are not entitled to such benefits if their termination is for Cause (as defined in the Change in Control Severance Agreements), is initiated by the named executive for other than Good Reason (as defined in the Change in Control Severance Agreements), or is due to the death, retirement or disability of the named executive.

        Under the Change in Control Severance Agreements, the vesting of any performance awards under the 2004 Long Term Incentive Compensation Plan which are made after April 16, 2007 shall be accelerated to the next whole year following the date of the change in control as determined under the change in control agreement. Such awards shall be payable in an amount equal to the greater of (x) the actual performance of the Corporation through the date of the change in control compared to the plan target, up to the maximum amount payable under the plan and (y) the target amount payable under the plan for such period.

        Subject to certain exceptions, if any of our named executive officers who are party to the Change in Control Severance Agreements is deemed to be a "specified employee" within the meaning of Code §416(i) and Proposed Treasury Regulation §1.409A-a(i), no payments will be made under the change in control agreement before the date that is six months after the termination (or, if earlier, the date of death) of the executive officer. In such case, all payments to which the executives are entitled during the first six months shall be accumulated and paid on the first day of the seventh month following such termination.

        On April 16, 2007, the Corporation also entered into Change in Control Retention Agreements (the "Change in Control Retention Agreements") for each of the named executive officers that provide certain retention payments to the named executive officers in the event the Corporation is sold for a premium above a pre-event market price and the executive agrees to remain employed by the Corporation for a six-month period following the change in control event. The minimum premium above the pre-event market stock price which would result in a payment would be 20%. An acquisition premium of 20% to 29% would result in a payment under this change in control retention agreement of an amount equal to 20% of the sum of (x) the executive's then current annual base salary plus (y) the executive's then current target annual short-term incentive bonus. Under Mr. Loof's Change in Control Retention Agreement, the amount of the payment would increase to 30% at an acquisition premium of 30% and the percentage would increase thereafter by 6% for each 1% increase in acquisition premium. Under the Change in Control Retention Agreements with the named executive officers other than Mr. Loof, the amount of the payment would increase to 30% at an acquisition premium of 30% and the payment would increase thereafter by 4% for each 1% increase in acquisition premium. The maximum amount payable to any executive under the Change in Control Retention Agreements would be capped at an acquisition premium equal to or greater than 50%. Pursuant to Confidential Separation Agreements between the Corporation and Messrs. Vogt and Gable, the Change in Control Retention Agreements between the Corporation and those two named executive officers have been terminated. Pursuant to the terms of the Change in Control Retention Agreement between the Corporation and Mr. Constantine, the agreement terminated upon Mr. Constantine's retirement in October 2007.

        Deferred Compensation Plan for Key Managers.    The named executive officers, in addition to certain other U.S.-based eligible executives, are entitled to participate in the Deferred Compensation Plan for Key Managers. Pursuant to the terms of the Deferred Compensation Plan for Key Managers, participants can defer up to 75% of total compensation during any fiscal year. The Corporation will match an amount equal to 100% of the first six percent of compensation that a participant elects to defer. Benefits under the Executive Compensation Deferral Program will be paid no earlier than at the beginning of the year following the executive's retirement or termination. Named executive officers can participate in either the Deferred Compensation Plan for Key Employees or the Corporation's 401(k) retirement savings plan or both; however, the aggregate match provided by the Corporation under both plans cannot exceed six percent of compensation in any given calendar year.

Tax and Accounting Implications

        When consistent with the compensation philosophy discussed above, the Committee seeks to structure its compensation programs such that compensation paid thereunder will be tax deductible by the Corporation to the maximum extent possible. Section 162(m) of the Code limits the deductibility of compensation paid or accrued by public corporations to a corporation's chief executive officer and four other most highly compensated executive officers in excess of $1,000,000 as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met, including if the compensation is paid pursuant to qualified performance-based compensation plans approved by our stockholders. The Committee structured the Executive Bonus Plan, approved by the Corporation's stockholders at the 1996 Annual Meeting, to comply with these tax law requirements in order to be fully deductible for federal income tax purposes. However, in order to ensure competitive levels of total compensation for its executive officers, the Committee may approve compensation that will not meet these requirements.

Report of the Compensation Committee

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in KEMET's Annual Report on Form 10-K for the year ended March 31, 2008.

Submitted by:	Joseph D. Swann, Chairman Gurminder S. Bedi Robert G. Paul Joseph V. Borruso Members of the Committee

        Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Committee Report shall not be incorporated by reference into any such filings.

SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation earned by each of the named executive officers for each of the last three fiscal years. When setting total compensation for each of the named executive officers, the Committee reviews a matrix which show the executive's current compensation, including equity and non-equity based compensation.

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change-in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All-Other Compensation ($)(1)		Total ($)
Per-Olof Loof Chief Executive Officer	2008 2007	$ $	585,000 552,000	$ $	117,000 1,104,000	(4)	$ $	1,163,922 632,185	$ $	0 0	$ $	0 0	$ $	0 0	$ $	135,861 94,632	$ $	2,001,783 2,382,817
David E. Gable Executive Vice President and Chief Financial Officer	2008 2007	$ $	308,908 266,475	$ $	42,000 270,300	(3)	$ $	118,854 44,170	$ $	0 0	$ $	0 0	$ $	0 0	$ $	60,922 49,105	$ $	530,684 630,050
Dennis R. Constantine (2) Former Senior Vice President and Chief of Staff	2008 2007	$ $	189,000 318,000	$ $	0 388,800		$ $	0 70,598	$ $	0 0	$ $	0 0	$ $	0 0	$ $	201,184 48,986	$ $	390,184 826,384
J. Kelly Vogt (3) Former Senior Vice President, Global Sales	2008 2007	$ $	110,833 257,100	$ $	0 247,760		$ $	0 42,624	$ $	0 0	$ $	0 0	$ $	0 0	$ $	350,547 46,419	$ $	461,380 593,903
Larry C. McAdams Vice President, Human Resources	2008 2007	$ $	222,825 214,225	$ $	18,000 168,714	(3)	$ $	60,839 22,281	$ $	0 0	$ $	0 0	$ $	0 0	$ $	46,106 40,633	$ $	347,770 445,853
Conrado Hinojosa Senior Vice President, Tantalum Business Group	2008 2007		$220,567 —		$0 —			$56,657 —		$0 —		$0 —		$0 —		$27,995 —		$305,219 —
Daniel E. LaMorte Vice President and Chief Information Officer	2008 2007		$200,275 —		$16,216 —			$56,799 —		$0 —		$0 —		$0 —		$39,754 —		$313,044 —

(1)
See the All Other Compensation Table and related footnotes for further discussion of the amounts under this column.

(2)
Mr. Constantine retired from the Corporation effective October 31, 2007, and was subsequently retained as a consultant to the Corporation.

(3)
Mr. Vogt resigned from the Corporation effective August 31, 2007.

(4)
These bonus amounts were earned but voluntarily forfeited by Messrs. Loof, Gable, McAdams and LaMorte during the fiscal year ended March 31, 2008.

        Employment Arrangements.    With the exception of our CEO, Mr. Loof, we do not have formal employment agreements with any of our senior executive officers. Mr. Loof's compensation and other arrangements are set forth in an employment agreement entered into on July 24, 2007. The details of Mr. Loof's employment agreement are described below.

        Per-Olof Loof.    Effective April 4, 2005, Per-Olof Loof was named as the Corporation's Chief Executive Officer. On July 24, 2007, the Corporation entered into an employment agreement with Mr. Loof. This agreement is described more fully under "Employment Agreements" in the "Executive Compensation" section. The Committee set Mr. Loof's base salary at $585,000 for fiscal year 2008. Mr. Loof was also eligible to receive an annual bonus in the amount of $117,000 pursuant to the EBP. Mr. Loof voluntarily forfeited this bonus amount. In addition, the Corporation (i) granted options to purchase 500,000 shares of Common Stock to Mr. Loof under the 2004 Long-Term Incentive Plan, which options were subject to performance-based vesting or vesting in the event of a change in control, and (ii) agreed to grant 200,000 shares of restricted stock to Mr. Loof in four equal annual installments with the first such grant occurring on April 4, 2006, which shares of restricted stock will be vested upon grant thereof. In addition, the grant dates of the shares of restricted stock will accelerate upon a change in control of the Corporation. Other components of Mr. Loof's compensation include an automobile allowance in the amount of $2,750 per month, an annual financial planning allowance of $2,500 and reimbursement for the cost of a country club membership.

        Pursuant to the EBP, Mr. Loof has the potential to receive a bonus of up to 100% of his annual base salary (the "Target Bonus"), which is subject to a multiplier equal to 2.0 times the Target Bonus, in each case if the target financial metrics are met or are exceeded by defined parameters. (The maximum bonus payable for fiscal year 2008 is, therefore, 2.0 times Mr. Loof's annual base salary.)

GRANTS OF PLAN-BASED AWARDS TABLE

        The table below summarizes the total of each grant of an award made to a named executive officer in the fiscal year ended March 31, 2008.

					Estimated Future Payouts Under Equity Incentive Plan Awards (4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
										Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($/Sh) (3)
											Closing Price on Grant Date ($/Sh)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Per-Olof Loof	05/03/07	$0	$0	$0	37,645	75,290	150,579	—	—	$7.77	$7.77	$7.02
David E. Gable	05/03/07	$0	$0	$0	13,045	26,091	39,136	—	—	$7.77	$7.77	$7.02
Dennis R. Constantine (1)		$0	$0	$0				—	—
J. Kelly Vogt (2)		$0	$0	$0				—	—
Larry C. McAdams	05/03/07	$0	$0	$0	6,959	13,919	20,878	—	—	$7.77	$7.77	$7.02
Conrado Hinojosa	05/03/07	$0	$0	$0	6,242	12,484	18,726	—	—	$7.77	$7.77	$7.02
Daniel E. LaMorte	05/03/07	$0	$0	$0	6,210	12,420	18,629	—	—	$7.77	$7.77	$7.02

(1)
Mr. Constantine retired from the Corporation effective October 31, 2007, and was subsequently retained as a consultant to the Corporation.

(2)
Mr. Vogt resigned from the Corporation effective August 31, 2007.

(3)
See Note 6 (Stock Option Plans) to the Corporation's consolidated financial statements included in the Corporation's Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for the assumptions made in determining the values in accordance with SFAS No. 123R.

(4)
Messrs. Loof, Gable, McAdams, Hinojosa and LaMorte have agreed to cancel any performance award which would have been payable pursuant to the terms of the Long-Term Incentive Plan for the fiscal year 2008-fiscal year 2009 period ("LTIP") (which is the basis for the estimates shown above) regardless of whether the target financial metrics are met. Under the terms of this agreement, each of the aforementioned executives has agreed that they shall not be entitled to any replacement award for such cancellation. The cancellation agreement shall become effective if and when 100% of the LTIP participants enter into a cancellation agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

        The table below summarizes the awards under the Corporation's equity incentive plans for each named executive officer outstanding as of the end of the fiscal year ended March 31, 2008.

	Option Awards						Stock Awards
										Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
									Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (A)(B)
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)						Market Value of Shares or Units of Stock That Have Not Vested ($)
							Number of Shares or Units of Stock That Have Not Vested (#)
				Option Exercise Price ($)
						Option Expiration Date
Name	Exercisable	Unexercisable
Per-Olof Loof		500,000			$8.05				37,645	$264,158
David E. Gable	100,000 35,000 20,000 10,000 10,000 10,000 10,000			$ $ $ $ $ $ $	6.82 7.76 12.77 9.03 16.53 17.50 14.50	6/21/2015 10/29/2014 10/24/2013 11/15/2012 11/21/2011 11/30/2010 10/20/2009			13,045	$91,538
Dennis R. Constantine (C)	0
J. Kelly Vogt (D)	60,000 30,000 20,000 10,000 10,000 10,000 10,000			$ $ $ $ $ $ $	6.82 7.76 12.77 9.03 16.53 17.50 14.50	6/21/2015 10/29/2014 10/24/2013 11/15/2012 11/21/2011 11/30/2010 10/20/2009
Conrado S. Hinojosa	50,000 10,000 15,000 5,000 5,000 5,000 7,500 10,000			$ $ $ $ $ $ $ $	6.82 7.76 12.77 9.03 16.03 17.50 14.50 11.50	6/21/2015 10/29/2014 10/24/2013 11/15/2012 11/21/2011 11/30/2010 10/20/2009 8/02/2009			6,242	$43,801
Larry C. McAdams	50,000 25,000 20,000 10,000 10,000 10,000 10,000			$ $ $ $ $ $ $	6.82 7.76 12.77 9.03 16.53 17.50 14.50	6/21/2015 10/29/2014 10/24/2013 11/15/2012 11/21/2011 11/30/2010 10/20/2009			6,959	$48,832
Daniel E. LaMorte	50,000 5,000 15,000			$ $ $	6.82 7.76 11.37	6/21/2015 10/29/2014 5/17/2014			6,210	$43,576

(A)
The shares as shown for the CEO are based on the Threshold number of shares plus 1%.

(B)
The shares for the NEO's (other than the CEO) are based on the Threshold only.

(C)
Mr. Constantine retired from the Corporation effective October 31, 2007, and was subsequently retained as a consultant to the Corporation.

(D)
Mr. Vogt resigned from the Corporation effective August 31, 2007. His options are no longer exercisable after June 30, 2008.

OPTION EXERCISES AND STOCK VESTED TABLE

        The table below provides information regarding each exercise of stock options and each vesting of stock, including restricted stock and similar instruments, during the fiscal year ended March 31, 2008 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Per-Olof Loof	0	$0	100,000	$830,500
David E. Gable	0	$0	0	$0
Dennis R. Constantine (2)	0	$0	0	$0
J. Kelly Vogt (3)	0	$0	0	$0
Larry C. McAdams	0	$0	0	$0
Conrado Hinojosa	0	$0	0	$0
Daniel E. LaMorte	0	$0	0	$0

NONQUALIFIED DEFERRED COMPENSATION TABLE

        The table below provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Per-Olof Loof	$96,953	$83,460	$12,593	$0	$251,115
David E. Gable	$34,753	$31,973	$24,953	$0	$238,810
Dennis R. Constantine (2)	$70,578	$35,055	$17,528	$0	$250,400
J. Kelly Vogt (3)	$26,992	$36,381	$(7,194)	$268,374	$0
Larry C. McAdams	$11,248	$18,484	$21,410	$0	$124,561
Conrado Hinojosa	$9,079	$18,062	$5,209	$0	$41,557
Daniel E. LaMorte	$68,714	$28.828	$22,025	$0	$261,054

(1)
Amount represents the annual match for fiscal year 2008 which was accrued during the fiscal year and credited to each individual's deferred compensation account in April 2008. These amounts are reported in the Summary Compensation Table.

(2)
Mr. Constantine retired from the Corporation effective October 31, 2007, and was subsequently retained as a consultant to the Corporation.

(3)
Mr. Vogt resigned from the Corporation effective August 31, 2007.

(4)
These amounts include compensation to each of the named executive officers, except for Messrs. Hinojosa and LaMorte, previously reported in the Corporation's proxy statements for prior fiscal years in the amount of $56,888, $36,421, $139,225 and $73,621 for Messrs. Loof, Gable, Constantine and McAdams, respectively.

DIRECTOR COMPENSATION TABLE

        The table below provides information concerning the compensation of the Corporation's directors for fiscal year ended March 31, 2008. The table below does not include information with respect to the Corporation's Chief Executive Officer, Mr. Loof, as he is also a named executive officer of the Corporation. Mr. Loof is not compensated for his service as a director of the Corporation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gurminder S. Bedi	$87,000	$19,568	(1)	$0	$0	$0	$0	$106,568
Frank G. Brandenberg	$103,500	$21,130	(2)	$0	$0	$0	$0	$124,630
E. Erwin Maddrey, II	$77,000	$20,348	(3)	$0	$0	$0	$0	$97,348
Robert G. Paul	$77,500	$19,568	(4)	$0	$0	$0	$0	$97,068
Joseph D. Swann	$77,500	$20,348	(5)	$0	$0	$0	$0	$97,848
Joseph V. Borruso	$0	$0	(6)	$0	$0	$0	$0	$0
Wilfried Backes	$0	$0	(7)	$0	$0	$0	$0	$0
Maureen E. Grzelakowski	$23,841	$7,866	(8)	$0	$0	$0	$0	$31,707

(1)
The aggregate number of stock awards held by Mr. Bedi as of March 31, 2008 was 5,000 shares of KEMET Corporation restricted stock.

(2)
The aggregate number of stock awards held by Mr. Brandenberg as of March 31, 2008 was 9,575 shares of KEMET Corporation restricted stock.

(3)
The aggregate number of stock awards held by Mr. Maddrey as of March 31, 2008 was 7,287 shares of KEMET Corporation restricted stock.

(4)
The aggregate number of stock awards held by Mr. Paul as of March 31, 2008 was 5,000 shares of KEMET Corporation restricted stock.

(5)
The aggregate number of stock awards held by Mr. Swann as of March 31, 2008 was 7,287 shares of KEMET Corporation restricted stock.

(6)
Mr. Borruso did not hold any restricted stock awards as of March 31, 2008.

(7)
Dr. Backes did not hold any restricted stock awards as of March 31, 2008.

(8)
Ms. Grzelakowski retired from the Board effective July 25, 2007, at the end of her then current term.

        The Corporation uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Corporation considers the significant amount of time that directors expend in fulfilling their duties to the Corporation as well as the skill-level required by the Corporation of members of the Board of Directors. In setting director compensation, the Committee examined compensation of directors at manufacturing companies with revenues comparable to the Corporation. No director who is a full-time employee of the Corporation is paid an annual director's fee.

Compensation of Non-Employee Directors

        The Chairman of the Board of Directors is paid an annual director's fee of $60,000. Each director (other than the Chairman and any director that is employed by the Corporation) is paid an annual director's fee of $35,000. In addition, all directors (other than any director that is employed by the Corporation) will receive an annual grant of restricted stock of the Corporation, which may not be sold until at least six months after such person has ceased to be a director of the Corporation. For fiscal year 2008, each director (other than any director that is employed by the Corporation) received the grant of 2,500 shares of restricted stock in July 2007 which are subject to one year cliff vesting, with the exception that vesting is accelerated upon a change in control.

        The Chairman of the Audit Committee of the Board of Directors receives an annual retainer of $7,500, and each member of that Committee receives an annual retainer of $5,000. The Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $5,000, and each member of each of these Committees receives an annual retainer of $3,000. All directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Each director (other than any director that is employed by the Corporation) receive as additional compensation a fee of $1,500 per meeting for attendance at each meeting of the Board of Directors and for attendance at each meeting of a committee of the Board of Directors.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

	Before Change in Control	After Change in Control(10)
Name	Termination w/o Cause or for Good Reason(1)	<20% Acquisition Premium w/ or w/o Termination(2)(7)	20-29% Acquisition Premium w/ or w/o Termination(2)(8)	30% Acquisition Premium w/ or w/o Termination(3)(9)	Voluntary Termination	Death(4)	Disability
Per-Olof Loof	$585,000	$4,106,672	$4,340,672	$4,457,672	$0	$97,500	$0
David E. Gable	$350,000	$2,349,468	$2,489,467	$2,559,467	$0	$58,333	$0
Dennis R. Constantine (5)	$0	$0	$0	$0	$0	$0	$0
J. Kelly Vogt (6)	$0	$0	$0	$0	$0	$0	$0
Larry C. McAdams	$225,000	$1,309,215	$1,387,965	$1,427,340	$0	$37,500	$0
Conrado Hinojosa	$250,000	$1,564,414	$1,664,414	$1,714,414	$0	$41,667	$0
Daniel E. LaMorte	$202,700	$1,190,238	$1,261,183	$1,296,655	$0	$33,783	$0

(1)
This benefit is payable pursuant to Corporation policy.

(2)
These amounts include the benefit payable pursuant to the Change in Control Severance Agreements and the Change in Control Retention Agreements, the value of the unvested equity awards which would be accelerated upon a Change in Control, and, if applicable, the 280G "gross-up."

(3)
These amounts include the benefit payable pursuant to the Change in Control Severance Agreements and the Change in Control Retention Agreements, the value of the unvested equity awards which would be accelerated upon a Change in Control, and, if applicable, the 280G "gross-up." This amount increases for additional increases in acquisition premium up to a maximum acquisition premium of 50%.

(4)
This benefit is payable pursuant to historical practice.

(5)
Mr. Constantine retired from the Corporation effective October 31, 2007, and was subsequently retained as a consultant to the Corporation.

(6)
Mr. Vogt resigned from the Corporation effective August 31, 2007.

(7)
The amounts payable with respect to unvested equity awards and under the Change in Control Retention Agreements without a termination at this premium level would be $304,172, $105,408, $50,177, $56,233, and $50,435 for Messrs. Loof, Gable, McAdams, Hinojosa and LaMorte, respectively.

(8)
The amounts payable with respect to unvested equity awards and under the Change in Control Retention Agreements without a termination at this premium level would be $538,172, $217,408, $113,177, $136,233, and $107,191 for Messrs. Loof, Gable, McAdams, Hinojosa and LaMorte, respectively.

(9)
The amounts payable with respect to unvested equity awards and under the Change in Control Retention Agreements without a termination at this premium level would be $655,172, $273,408, $144,677, $176,233, and $135,569 for Messrs. Loof, Gable, McAdams, Hinojosa and LaMorte, respectively.

(10)
The value of the unvested equity awards which would be accelerated (with and without termination) was determined utilizing a per share price of $4.04, which was the closing price of the Corporation's stock on March 31, 2008.

        Separation Pay Policy for Executives.    Generally, unless a named executive officer and the Corporation have entered into an agreement that provides differently, when a person's employment with the Corporation terminates, any vested but unexercised stock options issued under the 1992 Option Plan must be exercised within 90 days of termination or they are forfeited. A named executive officer who is eligible for retirement and has vested but unexercised options issued under each of the 1995 Option Plan or 2004 Long-Term Incentive Plan must exercise vested options within the three year period following the date of termination or they are forfeited. That person is entitled to a payment equal to their monthly base salary for a period not to exceed 12 months and health benefits and a car allowance for a period not to exceed six months if their separation from the Corporation is involuntary. Compensation and benefits cease at the earliest of employment in any capacity except as prohibited under the Non-Competition Agreement, violation of the Non-Competition Agreement or at the end of the prescribed period.

        If any participant in the EBP terminates employment with the Corporation by reason of death, total or permanent disability or voluntary retirement, that participant's bonus award will be based on (i) the actual base salary paid through the date of termination or transfer, as reduced by (ii) the incentive levels to determine the target award opportunity and multiplied by (iii) the applicable corporate financial objective. If a participant is terminated for any other reason, including voluntary and involuntary termination prior to the approval of an award under the EBP, such person shall not be entitled to an award with respect to such fiscal year. However, the CEO may recommend and the Committee may approve that such participant receive an award under the EBP with respect to such fiscal year.

ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)		Tax Reimbursements ($)		Insurance Premiums ($)		Corporation Contributions to Retirement and 401(k) Plans ($)		Severance Payments/ Accruals ($)		Post Employment Consulting ($)		Total ($)
Per-Olof Loof	2008 2007	$ $	45,374 61,512	$ $	37 0	$ $	0 0	$ $	90,451 33,120	$ $	0 0	$ $	0 0	$ $	135,861 94,632
David E. Gable	2008 2007	$ $	20,066 17,670	$ $	0 11	$ $	2,443 2,239	$ $	38,413 29,185	$ $	0 0	$ $	0 0	$ $	60,922 49,105
Dennis R. Constantine (3)	2008 2007	$ $	8,000 13,000	$ $	15 15	$ $	907 916	$ $	0 35,055	$ $	12,462 0	$ $	179,800 0	$ $	201,184 48,986	(3)
J. Kelly Vogt (4)	2008 2007	$ $	14,355 16,920	$ $	8 0	$ $	1,869 1,711	$ $	24,454 27,788	$ $	309,862 0	$ $	0 0	$ $	350,547 46,419
Larry C. McAdams	2008 2007	$ $	18,865 15,789	$ $	207 209	$ $	3,543 3,419	$ $	23,492 21,216	$ $	0 0	$ $	0 0	$ $	46,106 40,633
Conrado Hinojosa	2008 2007	$ $	6,564 0	$ $	705 0	$ $	1,507 0	$ $	19,219 0	$ $	0 0	$ $	0 0	$ $	27,995 0
Daniel E. LaMorte	2008 2007	$ $	13,595 0	$ $	24 0	$ $	5,317 0	$ $	20,818 0	$ $	0 0	$ $	0 0	$ $	39,754 0

PERQUISITES TABLE

Name	Year	Personal Use of Corporation Car/Parking		Financial Planning/ Legal Fees			Club Dues			Executive Relocation		Other Perquisites		Total Perquisites and Other Personal Benefits
Per-Olof Loof	2008 2007	$ $	32,400 32,400	$ $	2,500 5,000	(2)	$ $	8,503 22,978	(1)	$ $	0 0	$ $	1,971 1,134	$ $	45,374 61,512
David E. Gable	2008 2007	$ $	12,000 12,000	$ $	0 750		$ $	8,066 4,920		$ $	0 0	$ $	0 0	$ $	20,066 17,670
Dennis R. Constantine (3)	2008 2007	$ $	7,000 12,000	$ $	1,000 1,000		$ $	0 0		$ $	0 0	$ $	0 0	$ $	8,000 13,000
J. Kelly Vogt (4)	2008 2007	$ $	11,000 12,000	$ $	1,230 0		$ $	2,125 4,920		$ $	0 0	$ $	0 0	$ $	14,355 16,920
Larry C. McAdams	2008 2007	$ $	14,165 12,000	$ $	2,500 2,520	(2)	$ $	1,486 1,141		$ $	0 0	$ $	714 128	$ $	18,865 15,789
Conrado Hinojosa	2008 2007	$ $	6,177 0	$ $	0 0		$ $	275 0		$ $	0 0	$ $	112 0	$ $	6,564 0
Daniel E. LaMorte	2008 2007	$ $	12,000 0	$ $	1,595 0		$ $	0 0		$ $	0 0	$ $	0 0	$ $	13,595 0

(1)
Amount includes a one-time initiation fee of $18,500.

(2)
Amount includes two years of financial planning services, both of which were paid in fiscal year 2007.

(3)
Mr. Constantine retired from the Corporation effective October 31, 2007, and was subsequently retained as a consultant to the Corporation.

(4)
Mr. Vogt resigned from the Corporation effective August 31, 2007.

REPORT OF AUDIT COMMITTEE

        The Audit Committee oversees the Corporation's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors' independence from management and the Corporation including the matters in written disclosures required by the Independence Standards Board Number 1 and considered the compatibility of non-audit service with the auditors' independence.

        For the fiscal year 2008 audit, the Audit Committee discussed with the Corporation's independent registered public account firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Corporation's internal controls over financial reporting and the overall quality of the Corporation's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements for fiscal year 2008 be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for filing with the SEC.

AUDIT COMMITTEE E. Erwin Maddrey, II, Chairman Robert G. Paul Wilfried Backes

Audit, Financial Information System Design and Implementation and Other Fees

        Fees Paid to KPMG LLP.    The aggregate fees billed for professional services rendered for the audit of the Corporation's annual financial statements for the fiscal years ended March 31, 2007 and 2008 and the reviews of the financial statements included in the Corporation's Forms 10-Q for the fiscal years then ended were $1,327,000 and $2,006,000, respectively.

        There were no fees billed for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by KPMG LLP for the fiscal years ended March 31, 2007 and 2008.

        The aggregate fees billed for assurance and related professional services rendered in the fiscal years ended March 31, 2007 and 2008 by KPMG LLP that are reasonably related to the performance of the services described above under the heading "Audit Fees" were $763,000 and $483,000, respectively. In fiscal year 2008, these services related primarily to (i) due diligence procedures and other acquisition related activities related to the Corporation's acquisition of Evox Rifa Group Oyj and Arcotronics Italia S.p.A. ($347,000), (ii) comfort letter and registration statement review in connection with the Corporation's planned issuance of convertible debt (which ultimately was not issued) in fiscal year 2008 ($110,000), (iii) other matters pertaining to the Corporation's acquisition of the tantalum business unit of EPCOS AG ($21,000), and (iv) an audit of the Corporation's employee savings plan ($5,000). In fiscal year 2007, these services primarily included (i) due diligence procedures related to the Corporation's acquisition of Evox Rifa Group Oyj ($257,000), (ii) the audit and carve out procedures relating to the required filing of financial statements due to the Corporation's acquisition of the tantalum business of EPCOS AG ($424,000), and (iii) comfort letter and registration statement review in connection with the filing of a Form S-3 related to the Corporation's issuance of convertible debt in fiscal year 2007 ($61,000).

        The aggregate fees billed for professional services rendered by KPMG LLP in the fiscal years ended March 31, 2007 and 2008 for tax compliance, tax advice and tax planning were $39,000 and $40,000, respectively.

        The aggregate fees billed for services rendered by KPMG LLP, other than for the services described under the headings "Audit Fees," "Financial Information Systems Design and Implementation Fees," "Audit-Related Fees" and "Tax Fees" above for the fiscal years ended March 31, 2007 and 2008 were $0 and $29,000, respectively.

        All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's Audit Policies provide for pre-approval of all audit, audit-related and tax services and, in addition, individual engagements must be separately approved. These policies authorize the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

ITEM THREE—STOCKHOLDER PROPOSAL

        Amalgamated Bank LongView MidCap 400 Index Fund, 275 Seventh Avenue, New York, New York 10001, the beneficial owner of 31,994 shares of Common Stock, has given notice of its intention, through its designee, Mr. Cornish F. Hitchcock, 1200 G Street, NW, Suite 800, Washington, D.C. 20005, to make the following proposal at the Annual Meeting.

Declassify the Board of Directors

        RESOLVED: The stockholders of KEMET Corporation request that the board of directors take the necessary steps under applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

        The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of the Corporation and its stockholders.

        The Corporation's board is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

        We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that a company will be managed in a manner that is in the best interest of stockholders.

        The evidence indicates that shareholders at other companies favor declassified boards. Shareholder proposals urging annual elections of all directors received, on average, over 66% of the vote in 2005 and 2006 and the first half of 2007, according to RiskMetrics Group. In recent years, dozens of companies—including Procter & Gamble, Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Cendant, Sprint and Great Lakes Chemical—sought and received shareholder approval to declassify their boards. Over 40% of the Corporation's peers in the S&P MidCap 400 have adopted this procedure, according to RiskMetrics Group.

        We believe that this reform is particularly needed at the Corporation. As of February 26, 2008 (when this resolution was submitted), the Corporation has lagged behind the S&P MidCap 400 index, as well as the companies it identifies as its industry peers (AVX, Thomas & Betts, Vishay Intertechnology), on a one-year, two-year, three-year, four-year and five-year basis.

WE URGE YOU TO VOTE FOR THIS RESOLUTION.

Statement of Board of Directors in Opposition to the Stockholder Proposal

        The Board of Directors unanimously recommends that stockholders vote AGAINST this proposal.

        Under the Corporation's Restated By-Laws, the Board is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year, and a majority of the Board can be replaced in the course of two annual meetings occurring approximately one year apart. The Board has carefully assessed whether to maintain this structure. The Board recognizes that at some companies a classified board structure may be viewed as reducing accountability of the Board to stockholders. However, the Board believes that the Corporation has demonstrated its ability to maintain accountability and to enhance stockholder value under the Corporation's existing governance structure. In addition, due to the nature of the Corporation's business, the Corporation benefits from the classified board structure through enhanced stability and the ability to pursue long-term strategies in a unique and dynamic industry.

        Increased Stability.    The Board believes that its business reputation benefits from stability at the corporate level and that the classified board structure promotes that stability by buffering the Corporation from potential hostile acquirers or arbitragers that may have only a short-term focus. The classified board structure does not insulate the Corporation from potential acquisitions or changes in the composition of the Board, and it does not alter the fiduciary responsibility of directors in responding to any such efforts. Instead, it serves to ensure that any person seeking to effect a change in control proceeds at a reasonable pace and either negotiates with the Board or takes its views to stockholders over a period of at least two annual meetings. With all directors independent except for our CEO, Per-Olof Loof, and possessing a historical perspective of the Corporation's operations and experience in the industry in which the Corporation operates, the Board believes that it is well positioned to evaluate the Corporation's value and pursue a course of action designed to maximize stockholder value, particularly in the context of a hostile takeover. In addition, because the Corporation does not enter into employment agreements with its senior management other than its CEO, Per-Olof Loof, stability at the Board level serves as a balance and not as an entrenchment vehicle.

        Improved Long-Term Planning.    The nature of the Corporation's business and the economic environment are unique and constantly evolving. The Board believes that the continuity made possible by the classified board structure is essential to the proper oversight of a company operating in this environment. As a result of the existing structure, at any given time a majority of the Corporation's directors have prior experience as a Corporation director and thus solid knowledge of the Corporation's complex business and long-term strategy. The Board believes that the classified structure may also strengthen the ability of the Corporation to recruit high quality directors who are willing to make a significant commitment to the Corporation and its stockholders for the long term. The Board believes that the Corporation has benefited from this long-term focus. The Board believes that experienced directors who are knowledgeable about the Corporation's business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Corporation and its stockholders.

        Board Accountability.    The Board believes that the benefits of the current classified board structure do not compromise the directors' accountability to stockholders and that the Board's and Corporation's performance demonstrates the Board's commitment to enhancing stockholder value. Directors elected to three-year terms are equally accountable to stockholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Corporation and its stockholders, regardless of the length of their term of office. The Board also believes that through the operation of its existing procedures, including the addition of two new directors in the fiscal year ended March 31, 2008, it is able to assure stockholders that its Board composition is appropriate.

        Based on the foregoing, the Board has concluded that the Corporation's classified board structure continues to promote the best interests of the stockholders.

        The Board of Directors therefore recommends a vote "AGAINST" this stockholder proposal.

OTHER BUSINESS

        At the date of this proxy statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in accordance with the recommendation of the Corporation's management.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

        From time to time, stockholders present proposals which may be proper subjects for consideration at the Annual Meeting. To be considered for inclusion in the proxy statement, proposals must be submitted on a timely basis. Proposals for the 2009 Annual Meeting, which is expected to be held on July 29, 2009, must be received by the Corporation no later than March 1, 2009. In addition, the Corporation's By-Laws establish advance notice procedures as to (1) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board of Directors and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any stockholder who wishes to submit a proposal to be acted upon at next year's annual meeting or who proposes to nominate a candidate for election as a director must comply with such procedures. Any such proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Corporation at the address below.

ADDITIONAL INFORMATION

        This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, in person or otherwise, without additional compensation. The Corporation will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

        The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Secretary of the Corporation at the address below. In addition, copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Corporation's Corporate Governance Guidelines and Code of Business Conduct, are available for viewing at the Corporation's website (www.kemet.com) or upon written request directed to the Secretary of the Corporation. Please complete the enclosed proxy and mail it in the enclosed postage-paid envelope as soon as possible.

By order of the Board of Directors,

Michael W. Boone Secretary

KEMET CORPORATION
P.O. Box 5928
Greenville, South Carolina 29606
June 25, 2008

DETACH HERE

SOLICITED BY THE BOARD OF DIRECTORS

KEMET CORPORATION

P.O. BOX 5928
GREENVILLE, SOUTH CAROLINA 29606

2008 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints PER-OLOF LOOF and R. JAMES ASSAF, and each of them, proxies, with full power of substitution and revocation, acting by a majority of those present and voting or, if only one is present and voting then that one, to vote the stock of KEMET Corporation which the undersigned is entitled to vote, at the 2008 Annual Meeting of Stockholders scheduled to be held July 30, 2008, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if present, with respect to the matters on the reverse side.

Your shares will be voted as directed herein. If the proxy is signed and no direction is given for any item, it will be voted FOR the nominees listed, FOR Item 2 and AGAINST Item 3.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. If the securities are jointly owned, both owners should sign. Full title of one signing in representative capacity should be clearly designated after signature.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒             Please mark
votes as in
this example.

KEMET CORPORATION

1.                  Election of three Directors.
Nominee:

(01) Joseph V. Borruso	(Term expires in 2011)
(02) E. Erwin Maddrey, II	(Term expires in 2011)
(03) Frank G. Brandenberg	(Term expires in 2011)
FOR	WITHHELD
THE	FROM THE
NOMINEE	NOMINEE
☐	☐

For all nominee(s) except as written above

2.                  The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending March 31, 2009.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The Board of Directors recommends a vote AGAINST Item Three

3.             Stockholder proposal to elect each director annually.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card. ☐

Please be sure to sign and date this Proxy.

Signature:
Date:
Signature:
Date:

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
KEMET Corporation P.O. Box 5928 Greenville, South Carolina 29606 PROXY STATEMENT 2008 Annual Meeting of Stockholders July 30, 2008
PROPOSAL TO ELECT THREE DIRECTORS
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION
Report of the Compensation Committee
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED TABLE
NONQUALIFIED DEFERRED COMPENSATION TABLE
DIRECTOR COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
ALL OTHER COMPENSATION TABLE
PERQUISITES TABLE
REPORT OF AUDIT COMMITTEE
ITEM THREE—STOCKHOLDER PROPOSAL
Declassify the Board of Directors
SUPPORTING STATEMENT
OTHER BUSINESS
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
ADDITIONAL INFORMATION